Exhibit 10.1

NON-QUALIFIED STOCK OPTION AGREEMENT

UNDER THE

iGATE CAPITAL CORPORATION

AMENDED AND RESTATED STOCK INCENTIVE PLAN

(the “Plan”)

This Agreement is made as of the date set forth on Schedule A hereto (the “Grant Date”) by and between iGate Capital Corporation, a Pennsylvania corporation (the “Corporation”), and the person named on Schedule A hereto (the “Optionee”).

WHEREAS, Optionee is a valuable employee of the Corporation or one of its subsidiaries and the Corporation considers it desirable and in its best interest that Optionee be given an inducement to acquire a proprietary interest in the Corporation and an incentive to advance the interests of the Corporation by granting the Optionee an option to purchase shares of common stock of the Corporation (the “Common Stock”);

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree that as of the Grant Date, the Corporation hereby grants Optionee an option to purchase from it, upon the terms and conditions set forth in the Plan, that number of shares of the authorized and unissued Common Stock of the Corporation as is set forth on Schedule A hereto.

Terms of Stock Option. The option to purchase Common Stock granted hereby is subject to the terms, conditions, and covenants set forth in the Plan as well as the following:

a)	This option shall constitute a Non-Qualified Stock Option which is not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended;

b)	The per share exercise price for the shares subject to this option is set forth on Schedule A hereto;

c)	This option shall vest in accordance with the vesting schedule set forth on Schedule A hereto;

d)	No portion of this option maybe exercised more than ten (10) years from the Grant Date; and

e)	If requested by the Company, the Optionee shall have signed an Employment Agreement in a form satisfactory to the Company, as evidenced by the Company’s execution of such Employment Agreement.

Payment of Exercise Price. This option may be exercised, in part or in whole, only by written request to the Corporation accompanied by payment of the exercise price in full either (i) in cash for the shares with respect to which it is exercised, or (ii) by delivering shares of Common Stock or a combination of shares and cash having an aggregate Fair Market Value (as defined in the Plan) equal to the exercise price of the shares being purchased; provided, however, that shares of Common Stock delivered by the Optionee may be accepted as full or partial payment of the exercise price for any exercise of the option hereunder only if the shares have been held by the Optionee for at least six (6) months. To the extent required by the Corporation, Optionee shall also tender at the time of exercise cash equal to the amount of federal and state withholding taxes due in connection with such exercise.

Miscellaneous.

a)	This Agreement is binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

b)	This Agreement will be governed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, and may be executed in more than one counterpart, each of which shall constitute an original document.

c)	No alterations, amendments, changes or additions to this agreement will be binding upon either the Corporation or Optionee unless reduced to writing and signed by both parties.

d)	Optionee acknowledges receipt of a copy of the Plan as presently in effect. All of the terms and conditions of the Plan are incorporated herein by reference (including but not limited to capitalized terms not otherwise defined herein) and this option is subject to such terms and conditions in all respects.

e)	This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede any prior written or oral agreements.

In witness whereof, the parties have executed this Agreement as of the Grant Date.

iGATE CAPITAL CORPORATION

By:
Michael J. Zugay

OPTIONEE

Schedule A

1.	Optionee:

2.	Grant Date: February 28, 2005

3.	Number of Shares of Common Stock covered by the Option: 15,000

4.	Exercise Price: $4.11 (Closing Price on February 25, 2005)

5.	The Option shall vest in accordance with the following schedule:

(i)	5,000 shares shall vest February 28, 2006;

(ii)	5,000 shares shall vest February 28, 2007;

(iii)	5,000 shares shall vest February 28, 2008;

Vesting ceases immediately on termination of employment for any reason, and any portion of the Option that has not vested on or prior to the date of such termination is forfeited on such date.

6.	The last day on which the vested portion of the Option may be exercised is the earliest of:

(i)	February 28, 2015;

(ii)	the date on which the Optionee’s employment terminates for “cause” (as defined in the Plan) or on which the Optionee becomes an officer, director, employee or consultant of a “Competing Business” (as defined in the Plan);

(iii)	three months after the Optionee’s termination of employment other than for “cause” or due to disability or retirement (as defined in the Plan); or

(iv)	one year following the Optionee’s death or his termination of employment due to disability or retirement (as defined in the Plan).

Initials of Authorized Officer of iGate Capital Corporation

Optionee’s Initials

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